EXHIBITS

1.	BD Agreement Heugenis Inc

2.	State of Delaware Certificate of Incoroporation, Michigan & Delaware Conversion

3.	Bylaws

4.	Shareholders Agreement for Heugenis Inc

5.	Auditor’s Consent

6.	Opinion Letter (To be filed by Amendment)

7.	Subscription Agreement (To be filed by Amendment)

EXHIBIT 1: BD AGREEMENT HEUGENIS INC

Sageworks Capital, Inc.
Member FINRA/SIPC

such right, power, remedy or privilege or to limit the exercise of such right, power, remedy or privilege. No single, partial or other exercise of any such right, power, remedy or privilege will preclude the further exercise thereof or the exercise of any other right, power, remedy or privilege. All terms of the Agreement, which should reasonably survive termination, shall so survive, including, without limitation, limitations of liability and indemnities, and the obligation to pay Fees relating to Services provided prior to termination.

2. **Services.** Sageworks will perform the services listed on *Exhibit A* attached hereto and made a part hereof, in connection with the Offering (the "Services"). Unless otherwise agreed to in writing by the parties.

3. **Compensation.** As compensation for the Services, Client shall pay to Sageworks a fee equal to one hundred (100) basis points on the aggregate amount raised by the Client from Investors.

There will also be a one time set up fee of $10,000. Fee is due and payable upon execution of this agreement.

4. **Regulatory Compliance**

a. Client and all its third party providers shall at all times (i) comply with direct requests of Sageworks; (ii) maintain all required registrations and licenses, including foreign qualification, if necessary; and (iii) pay all related fees and expenses (including the FINRA Corporate Filing Fee), in each case that are necessary or appropriate to perform their respective obligations under this Agreement. Client shall comply with and adhere to all Sageworks policies and procedures.

FINRA Corporate Filing Fee for this $10,000,000 best efforts offering will be $3,500 and will be a pass through fee payable to SWC, from the company, who will then forward it to FINRA as payment for the filing.

b. Client and Sageworks will have the shared responsibility for the review of all documentation related to the Transaction but the ultimate discretion about accepting a client will be the sole decision of the Client. Each Investor will be considered to be that of the Client's and NOT Sageworks.

c. Client and Sageworks will each be responsible for supervising the activities and training of their respective sales employees, as well as all of their other respective employees in the performance of functions specifically allocated to them pursuant to the terms of this Agreement.

Sageworks Capital, Inc.
Member FINRA/SIPC

d. Client and Sageworks agree to promptly notify the other concerning any material communications from or with any Governmental Authority or Self Regulatory Organization with respect to this Agreement or the performance of its obligations, unless such notification is expressly prohibited by the applicable Governmental Authority.

5. **Role of Sageworks.** Client acknowledges and agrees that Client will rely on Client's own judgment in using Sageworks' Services. Sageworks (i) makes no representations with respect to the quality of any investment opportunity or of any issuer; (ii) does not guarantee the performance to and of any Investor; (iii) will make commercially reasonable efforts to perform the Services in accordance with its specifications, (iv) does not guarantee the performance of any party or facility which provides connectivity to Sageworks; and (v) is not an investment adviser, does not provide investment advice and does not recommend securities transactions and any display of data or other information about an investment opportunity, does not constitute a recommendation as to the appropriateness, suitability, legality, validity or profitability of any transaction. Nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship of any kind.

6. **Indemnification**.

a. Indemnification by Client. Client shall indemnify and hold Sageworks, its affiliates and their representatives and agents harmless from, any and all actual or direct losses, liabilities, judgments, arbitration awards, settlements, damages and costs (collectively, "Losses"), resulting from or arising out of any third party suits, actions, claims, demands or similar proceedings (collectively, "Proceedings") to the extent they are based upon (i) a breach of this Agreement by Client, (ii) the wrongful acts or omissions of Client, or (iii) the Offering.

b. Indemnification by Sageworks. Sageworks shall indemnify and hold Client, Client's affiliates and Client's representatives and agents harmless from any Losses resulting from or arising out of Proceedings to the extent they are based upon a breach of this Agreement by Sageworks.

c. Indemnification Procedure. If any Proceeding is commenced against a party entitled to indemnification under this section, prompt notice of the Proceeding shall be given to the party obligated to provide such indemnification. The indemnifying party shall be entitled to take control of the defense, investigation or settlement of the Proceeding and the indemnified party agrees to reasonably cooperate, at the indemnifying party's cost in the ensuing investigations, defense or settlement.

7. **Notices**. Any notices required by this Agreement shall be in writing and shall be addressed, and delivered or mailed postage prepaid, or faxed or emailed to the other parties hereto at such addresses as such other parties may designate from time to time for the receipt of such notices.

WF

Sageworks Capital, Inc.
Member FINRA/SIPC

Until further notice, the address of each party to this Agreement for this purpose shall be the following:

If to the Client:

Heugenis, Inc.
99 Monroe Ave NW, Suite 200
Grand Rapids, MI 49503
Attn: Kim Lavine, CEO
Tel: 616-502-7296
kim@heugenis.com
or
Craig Tiggleman
Tel:616-299-1690
craig@heugenis.com

If to the Sageworks:

Sageworks Capital, LLC.
252 Bradley Court
Holland, PA 18966
Tel: 215-806-9031
Attn: Vlad Uchenik, CEO

8. Confidentiality and Mutual Non-Disclosure:

a. Confidentiality.

i. Included Information. For purposes of this Agreement, the term "Confidential Information" means all confidential and proprietary information of a party, including but not limited to (i) financial information, (ii) business and marketing plans, (iii) the names of employees and owners, (iv) the names and other personally-identifiable information of users of the Portal, (v) security codes, and (vi) all documentation provided by Client or Investor.

ii. Excluded Information. For purposes of this Agreement, the term "confidential and proprietary information" shall not include (i) information already known or independently developed by the recipient without the use of any confidential and proprietary information, or (ii) information known to the public through no wrongful act of the recipient.

iii. Confidentiality Obligations. During the Term and at all times thereafter, neither party shall disclose Confidential Information of the other party or use such Confidential

VU

Sageworks Capital, Inc.
Member FINRA/SIPC

Information for any purpose without the prior written consent of such other party. Without limiting the preceding sentence, each party shall use at least the same degree of care in safeguarding the other party's Confidential Information as it uses to safeguard its own Confidential Information. Notwithstanding the foregoing, a party may disclose Confidential Information (i) if required to do by order of a court of competent jurisdiction, provided that such party shall notify the other party in writing promptly upon receipt of knowledge of such order so that such other party may attempt to prevent such disclosure or seek a protective order; or (ii) to any applicable governmental authority as required by applicable law. Nothing contained herein shall be construed to prohibit the SEC, FINRA, or other government official or entities from obtaining, reviewing, and auditing any information, records, or data. Issuer acknowledges that regulatory record-keeping requirements, as well as securities industry best practices, require Provider to maintain copies of practically all data, including communications and materials, regardless of any termination of this Agreement.

9. **Miscellaneous.**

a. ANY DISPUTE OR CONTROVERSY BETWEEN THE CLIENT AND PROVIDER RELATING TO OR ARISING OUT OF THIS AGREEMENT WILL BE SETTLED BY ARBITRATION BEFORE AND UNDER THE RULES OF THE ARBITRATION COMMITTEE OF FINRA.

b. This Agreement is non-exclusive and shall not be construed to prevent either party from engaging in any other business activities

c. This Agreement will be binding upon all successors, assigns or transferees of Client. No assignment of this Agreement by either party will be valid unless the other party consents to such an assignment in writing. Either party may freely assign this Agreement to any person or entity that acquires all or substantially all of its business or assets. Any assignment by the either party to any subsidiary that it may create or to a company affiliated with or controlled directly or indirectly by it will be deemed valid and enforceable in the absence of any consent from the other party.

d. Neither party will, without prior written approval of the other party, place or agree to place any advertisement in any website, newspaper, publication, periodical or any other media or communicate with the public in any manner whatsoever if such advertisement or communication in any manner makes reference to the other party, to any person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control, with the other party and to the clearing arrangements and/or any of the Services embodied in this Agreement. Client and Sageworks will work together to authorize and approve co-branded notifications and client facing communication materials regarding the representations in this Agreement. Notwithstanding any provisions to the contrary within, Client agrees that

Sageworks Capital, Inc.
Member FINRA/SIPC

Sageworks may make reference in marketing or other materials to any transactions completed during the term of this Agreement, provided no personal data or Confidential Information is disclosed in such materials.

e. THE CONSTRUCTION AND EFFECT OF EVERY PROVISION OF THIS AGREEMENT, THE RIGHTS OF THE PARTIES UNDER THIS AGREEMENT AND ANY QUESTIONS ARISING OUT OF THE AGREEMENT, WILL BE SUBJECT TO THE STATUTORY AND COMMON LAW OF THE STATE OF PENNSYLVANIA, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party

f. If any provision or condition of this Agreement will be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, the validity of the remaining provisions and conditions will not be affected and this Agreement will be carried out as if any such invalid or unenforceable provision or condition were not included in the Agreement.

g. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement relating to the subject matter herein. The Agreement may not be modified or amended except by written agreement.

h. This Agreement may be executed in multiple counterparts and by facsimile or electronic means, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGE(S)]

Sageworks Capital, Inc.
Member FINRA/SIPC

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CLIENT: Heugenis, Inc.

By Kim Lavine

Name: Kim Lavine
Its: CEO

SAGEWORKS CAPITAL, LLC:

By [signature]

Name: Vlad Uchenik
Its: CEO

Sageworks Capital, Inc.
Member FINRA/SIPC

Exhibit A

Services:

a. **Sageworks Responsibilities** – Sageworks agrees to:

i. Review investor information, including KYC (Know Your Customer) data, perform AML (Anti-Money Laundering) and other compliance background checks, and provide a recommendation to Client whether or not to accept investor as a customer of the Client;
ii. Provide escrow services, if necessary, through a third party qualified Escrow Agent;
iii. Review each investors subscription agreement to confirm such Investors participation in the offering, and provide a determination to Client whether or not to accept the use of the subscription agreement for the Investors participation;
iv. Contact and/or notify the issuer, if needed, to gather additional information or clarification on an investor;
v. Not provide any investment advice nor any investment recommendations to any investor;
vi. Keep investor details and data confidential and not disclose to any third-party except as required by regulators or in our performance under this Agreement (e.g. as needed for AML and background checks);

EXHIBIT 2: STATE OF DELAWARE CERTIFICATE OF
INCOROPORATION, MICHIGAN AND DELAWARE CONVERSION

02

CSCL/CD-554 (Rev. 10/17)

MICHIGAN DEPARTMENT OF LICENSING AND REGULATORY AFFAIRS
CORPORATIONS, SECURITIES & COMMERCIAL LICENSING BUREAU

Date Received	(FOR BUREAU USE ONLY)
OCT 0 9 2018	AC1 ADJUSTED PURSUANT TO TELEPHONE AUTHORIZATION This document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.

Name		
Kim Lavine		
Address		
3187 Edgewater Street		
City	State	ZIP Code
Muskegon, MI 49441		

TranInfo: 1 28208971-1 10/08/18
Chk#: 7306 Amt: $50.00
ID: 802161060

FILED

EFFECTIVE DATE: OCT 17 2018

ADMINISTRATOR CORPORATIONS DIVISION

Document will be returned to the name and address you enter above. If left blank, document will be returned to the registered office.

CERTIFICATE OF CONVERSION
For use by a Corporation Converting into a Business Organization

Pursuant to the provisions of Act 284, Public Acts of 1972 (profit corporations), Act 23, Public Acts of 1993 (limited liability companies), and Act 162, Public Acts of 1982 (nonprofit corporations), the undersigned corporation executes the following Certificate of Conversion.

1. Before Conversion

Entity Name:			Entity ID:
Heugenis Inc			802161060
Indicate (X) Entity Type	☑	Domestic Profit Corporation	
	☐	Domestic Nonprofit Corporation	
		Street Address, if different than the one provided in Item 3: 1528 Meadow Lane, Grand Haven, MI 49417	
	☐	Foreign Profit Corporation	
	☐	Foreign Nonprofit Corporation	

2. After Conversion

Entity Name:		
Heugenis Inc		
Indicate (X) Entity Type	☐	Domestic Profit Corporation
	☑	Foreign Profit Corporation
	☐	Domestic Limited Liability Company
	☐	Foreign Limited Liability Company

If the converting corporation is a domestic corporation that has not commenced business, has not issued any shares or memberships, and has not elected a board of directors, proceed to Item 9.

If the converting corporation is a domestic corporation that has commenced business or a foreign corporation, proceed to Item 3.

[illegible] [illegible] +13027393812 pg 16 of 17

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:48 AM [illegible]
FILED 11:48 AM [illegible]
SR [illegible] File Number [illegible]

STATE OF DELAWARE
CERTIFICATE OF CONVERSION
FROM A NON-DELAWARE CORPORATION
TO A DELAWARE CORPORATION
PURSUANT TO SECTION 265 OF THE
DELAWARE GENERAL CORPORATION LAW

1.) The jurisdiction where the Non-Delaware Corporation first formed is Michigan.

2.) The jurisdiction immediately prior to filing this Certificate is Michigan.

3.) The date the Non-Delaware Corporation first formed is 2/12/18.

4.) The name of the Non-Delaware Corporation immediately prior to filing this Certificate is Heugenia Inc.

5.) The name of the Corporation as set forth in the Certificate of Incorporation is Heugenia Inc.

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Non-Delaware Corporation have executed this Certificate on the 18th day of October, A.D. 2018.

By: Kim Lavine

Name: Kim Lavine
Print or Type

Title: President & CEO
Print or Type

adopted by the Board providing for the issuance of such shares and as may be permitted by the General Corporation Law of Delaware. To the extent permitted by applicable law, the Board is also expressly authorized to increase or decrease the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series of Preferred Stock, but not below the number of shares of such series of Preferred Stock then outstanding. In case the number of shares of any series of Preferred Stock shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series of Preferred Stock.

Terms of Common Stock. The rights, preferences, privileges, restrictions and other matters relating to the Common Stock are as follows:

Definitions. For purposes of this Article IV, the following definitions apply;

1.1.      "Board" shall mean the Board of Directors of the Corporation.

1.2.     "Disability Event" means an event that results in a Founder's inability to perform the material duties of his or her employment by reason of any medically determinable physical or mental impairment that can be expected to result in death within 12 months or can be expected to last for a continuous period of not less than 12 months, as determined by a licensed physician jointly selected by a majority of the members of the Board (excluding such Founder and any relative of such Founder) and the Founder. If the Founder is incapable of selecting a licensed physician, then the Founder's spouse shall make the selection on behalf of the Founder, or in the absence or incapacity of the Founder's spouse, the Founder's parents or children shall make the selection on behalf of the Founder, or in the absence of parents or children of the Founder, a natural person then acting as the successor trustee of a revocable living trust which was created by the Founder and which holds more shares of all classes of capital stock of the Corporation than any other revocable living trust created by the Founder shall make the selection on behalf of the Founder, or in absence of any such successor trustee, the legal guardian or conservator of the estate of the Founder shall make the selection on behalf of the Founder.

1.3.     "Founder" means Kim Lavine.

1.4.     "Permitted Transfer" means any Transfer of a share of Class B Common Stock or Class C Common Stock by the holder of such share to any of the entities or individuals listed below:

(a)     a trust for the benefit of such holder or persons other than the holder so long as the holder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock and Class C Common Stock held by such trust; provided that at such time that such holder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock and Class C Common Stock held by such trust, each such share of Class B Common Stock or Class C Common Stock then held by such trust shall automatically convert as provided in Article IV.5 or Article IV.6, as applicable;

(b)     a trust under the terms of which the holder has retained a "qualified interest" within the meaning of §2702(b)(1) of the Internal Revenue Code or a reversionary interest so long as the holder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock and Class C Common Stock held by such trust; provided that at such time that such holder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock and Class C Common Stock held by such trust, each such share of Class B Common Stock or Class C Common Stock then held by such trust shall automatically convert as provided in Article IV.5 or Article IV.6, as applicable;

(c)     an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such holder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code; provided that in each case such holder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock and Class C Common Stock held in such account, plan or trust, and provided, further, that at such time that such holder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock and Class C Common Stock held by such account, plan or trust, each such share of Class B Common Stock or Class C Common Stock then held by such account, plan, or trust shall automatically convert as provided in Article IV.5 or Article IV.6, as applicable;

(d)      a corporation in which such holder directly, or indirectly through one or more Permitted Transferees, owns shares with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, such that the holder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock and Class C Common Stock held by such corporation; provided that at such time that such holder no longer owns sufficient shares or no longer has sufficient legally enforceable rights to ensure the holder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock and Class C Common Stock held by such corporation, each such share of Class B Common Stock or Class C Common Stock then held by such corporation shall automatically convert as provided in Article IV.5 or Article IV.6, as applicable;

(e)      a partnership in which such holder directly, or indirectly through one or more Permitted Transferees, owns partnership interests with sufficient Voting Control in the partnership, or otherwise has legally enforceable rights, such that the holder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock and Class C Common Stock held by such partnership; provided that at such time that such holder no longer owns sufficient partnership interests or no longer has sufficient legally enforceable rights to ensure the holder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock and Class C Common Stock held by such partnership, each such share Class B Common Stock or Class C Common Stock then held by such partnership shall automatically convert as provided in Article IV.5 or Article IV.6, as applicable;

(f)     a limited liability company in which such holder directly, or indirectly through one or more Permitted Transferees, owns membership interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, such that the holder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock and Class C Common Stock held by such limited liability company; provided that at such time that such holder no longer owns sufficient membership interests or no longer has sufficient legally enforceable rights to ensure the holder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock and Class C Common Stock held by such limited liability company, each such share of Class B Common Stock or Class C Common Stock then held by such limited liability company shall automatically convert as provided in Article IV.5 or Article IV.6, as applicable; or

(g)     a Transfer by a Founder or a Founder's Permitted Transferee or Qualified Trustee of shares of Class B Common Stock or Class C Common Stock, or the right to exercise dispositive power over, or Voting Control with respect to, such shares, to a Founder or a Permitted Transferee or Qualified Trustee of a Founder. Without limiting the generality of the foregoing, a Founder shall be deemed to have sole dispositive power and exclusive Voting Control with respect to any shares of Class B Common Stock or Class C Common Stock over which a Qualified Trustee exercises such dispositive power and Voting Control. In the event a Founder's Qualified Trustee resigns as trustee, or becomes ineligible to be a Qualified Trustee, or otherwise ceases to serve as a Qualified Trustee, the Founder shall have sixty (60) days to appoint a replacement Qualified Trustee before any shares of Class B Common Stock or Class C Common Stock over which the Qualified Trustee had sole dispositive power and exclusive Voting Control become subject to the automatic conversion provisions of Article IV.5 or Article IV.6, as applicable.

1.5.     "Permitted Transferee" means a transferee of shares of Class B Common Stock or Class C Common Stock received in a Transfer that constitutes a Permitted Transfer.

1.6.     "Qualified Trustee" means a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, accounting, legal or financial advisors, or bank trust departments, that (a) is subject to appointment and removal solely by a Founder or, following a Founder's death or during the Founder's Disability Event, by the Founder's designated proxy (who may be the other Founder or another person selected by the deceased or disabled Founder and approved to act in that role by a majority of the members of the Board, excluding such deceased or disabled Founder and any relative of such Founder), and (b) has no pecuniary interest in any Class B Common Stock or Class C Common Stock held by any entity of which such person is a trustee.

1.7.     "Transfer" of a share of Class B Common Stock or Class C Common Stock means, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, a transfer of a share of Class B Common Stock or Class C Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise.

1.8.      "Voting Control" means the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

Voting Rights.

1.9.     Class A Common Stock. Except as required by law, the Class A Common Stock will have no voting rights and no holder thereof shall be entitled to vote on any matter.

1.10.     Class B Common Stock. Each holder of shares of Class B Common Stock will be entitled to one vote for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

1.11.     Class C Common Stock. Each holder of shares of Class C Common Stock will be entitled to ten (10) votes for each sharethereof held at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

1.12.     General. Except as otherwise expressly provided herein or as required by law, the holders of Class A Common Stock (to the extent any provision of applicable law grants such holders any voting rights), Class B Common Stock and Class C Common Stock will vote together and not as separate series or classes.

1.13.     Election of Directors. Notwithstanding anything to the contrary in these Articles, subject to any rights of the holders of any series of Preferred Stock to elect directors, only the holders of Class C Common Stock (and if there are no shares of Class C Common Stock then outstanding, then only the holders of Class B Common Stock), voting together as a single class, shall be entitled to elect or remove directors of the Corporation, and no holders of any other Common Stock or any Preferred Stock shall have any right to vote with respect to any election or removal of any director. For the sake of clarity, the holders of Series A Preferred Stock shall have no right to participate in the election or removal of any director unless there are no shares of Class C Common Stock outstanding.

Dividends. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, the holders of Class A Common Stock, the holders of Class B Common Stock, and the holders of Class C Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board from time to time with respect to the Common Stock out of assets or funds of the Corporation legally available therefor; provided, however, that in the event that such dividend is paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of Class A Common Stock shall receive Class A Common Stock or rights to acquire Class A Common Stock, as the case may be, the holders of Class B Common Stock shall receive Class B Common Stock or rights to acquire Class B Common Stock, as the case may be, and the holders of Class C Common Stock shall receive Class C Common Stock or rights to acquire Class C Common Stock.

2.      Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, subject to the rights of any Preferred Stock that may then be outstanding, the holders of Class A Common Stock, the holders of Class B Common Stock, and the holders of Class C Common Stock shall be entitled to share equally, on a per share basis, in the assets of the Corporation legally available for distribution to stockholders, as determined by the Board of Directors.

3.     Conversion of the Class B Common Stock. With respect to any holder of Class B Common Stock, each share of Class B Common Stock held by such holder will automatically be converted into one fully paid and nonassessable share of Class A Common Stock, (a) on the occurrence of a Transfer of such share of Class B Common Stock, other than a Permitted Transfer; and/or (b) with respect to Class B Common Stock held by a holder who is a natural person, or a Permitted Transferee of such natural person, upon the death of such natural person. On the occurrence of any conversion event specified in the preceding sentence, such conversion will occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation will not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable on such conversion unless the certificates evidencing such shares of Class B Common Stock, if any such certificates have been issued, are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the occurrence of such automatic conversion of the Class B Common Stock, the holders of Class B Common Stock so converted will surrender the certificates representing such shares at the office of the Corporation or its transfer agent. Thereupon, if requested by any holder of Class B Common Stock, there will be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Class A Common Stock into which the shares of Class B Common Stock surrendered were convertible on the date on which such automatic conversion occurred.

4.     Conversion of the Class C Common Stock. With respect to any holder of Class C Common Stock, each share of Class C Common Stock held by such holder will automatically be converted into one fully paid and nonassessable share of Class B Common Stock, (a) on the occurrence of a Transfer of such share of Class C Common Stock, other than a Permitted Transfer; and/or (b) with respect to Class C Common Stock held by a Founder and a Founder's Permitted Transferees and Qualified Trustees, nine months following the death of such Founder. On the occurrence of any conversion event specified in the preceding sentence, such conversion will occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Class B Common Stock issuable on such conversion unless the certificates evidencing such shares of Class C Common Stock, if any such certificates have been issued, are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the occurrence of such automatic conversion of the Class C Common Stock, the holders of Class C Common Stock so converted will surrender the certificates representing such shares at the office of the Corporation or its transfer agent. Thereupon, if requested by any holder of Class C Common Stock, there will be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Class B Common Stock into which the shares of Class C Common Stock surrendered were convertible on the date on which such automatic conversion occurred.

5.     Reservation of Stock Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock and Class B Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock and the Class C Common Stock, as applicable, such number of its shares of Class A Common Stock and Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock and Class C Common Stock, as applicable; and if at any time the number of authorized but unissued shares of Class A Common Stock or Class B Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock and Class C Common Stock, as applicable, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock or Class B Common Stock, as applicable, to such number of shares as will be sufficient for such purpose.

Designation of Series A Preferred Stock. Five thousand (5,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated "Series A Preferred Stock" with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

5.1.     Voting Rights. Except as provided by law or by the other provisions of these Articles, on any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock will be entitled to cast the number of votes equal to the number of whole shares of Class B Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of these Articles, holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

5.2.     Dividends. From and after the date of the issuance of any shares of Series A Preferred Stock, dividends at the rate per annum of eight percent (8%) per share shall accrue on such shares of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the outstanding shares of Series A Preferred Stock) (the "Accruing Dividends"). Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. Accruing Dividends shall be payable only when, as, and if declared by the Board and the Corporation shall be under no obligation to pay such Accruing Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to the greater of (i) the amount of the aggregate Accruing Dividends then accrued on such share of Series A Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series of Preferred Stock that is not convertible into Common Stock, at a rate per share of Series A Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of Preferred Stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series A Original Issue Price (as defined below); provided that if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series A Preferred Stock pursuant to this Section 5.2 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A Preferred Stock dividend. The "Series A Original Issue Price" shall mean Two Thousand Five Hundred Dollars ($2,500) per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the outstanding shares of Series A Preferred Stock.

5.3.     Conversion Rights. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

(a)     Conversion Ratio. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Class B Common Stock as is determined by dividing the Series A Original Issue Price by the Series A Conversion Price (as defined below) in effect at the time of conversion. The "Series A Conversion Price" shall initially be equal to One Dollar ($1.00) . Such initial Series A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Class B Common Stock, shall be subject to adjustment as follows: If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization, or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Series A Conversion Price in effect immediately prior to such subdivision will be proportionately reduced and the number of shares of Common Stock obtainable upon conversion of the Series A Preferred Stock will be proportionately increased. If the Corporation at any time combines (by combination, reverse stock split, or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Series A Conversion Price in effect immediately prior to such combination will be proportionately increased and the number of shares of Common Stock obtainable upon conversion of the Series A Preferred Stock will be proportionately decreased.

(b)     Termination of Conversion Rights. In the event of a Deemed Liquidation Event (defined below), the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such Deemed Liquidation Event to the holders of Series A Preferred Stock. "Deemed Liquidation Event" means (i) any voluntary or involuntary liquidation, dissolution, or winding up the affairs of the Corporation, or (ii) any consolidation or merger of the Corporation or similar transaction, or any sale, lease, or other transfer in one transaction or a series of transactions of all or substantially all of the property and assets of the Corporation to any entity or other person, in each case pursuant to which the Common Stock will be converted into cash, securities, or other property, other than pursuant to a transaction in which the persons that "beneficially owned" (as defined in SEC Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, voting stock of the Corporation immediately prior to such transaction beneficially own, directly or indirectly, voting stock representing a majority of the total voting power of all outstanding classes of voting stock of the continuing or surviving entity or other person immediately after the transaction.

(c)     Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board.

(d)     Mechanics of Conversion. In order for a holder of Series A Preferred Stock to voluntarily convert shares of Series A Preferred Stock into shares of Class B Common Stock, such holder shall (a) provide written notice to the Corporation's transfer agent at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder's shares of Series A Preferred Stock and, if applicable, any event on which such conversion is contingent and (b), if such holder's shares are certificated, surrender the certificate or certificates for such shares of Series A Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such notice shall state such holder's name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the "Conversion Time"), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of Series A Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series A Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Section 5.3(c) above in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion, and (iii) pay all declared but unpaid dividends on the shares of Series A Preferred Stock converted.

(e)      Reservation of Shares. The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Class B Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Class B Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to these Articles. Before taking any action which would cause an adjustment reducing the Series A Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Series A Conversion Price.

(f)      Effect of Conversion. All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Class B Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 5.3(c) above and to receive payment of any dividends declared but unpaid thereon. Any shares of Series A Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

(g)     No Further Adjustment. Upon any such conversion, no adjustment to the Series A Conversion Price shall be made for any declared but unpaid dividends on the Series A Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

(h)      Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Section 5.3. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(i)      Redeemed or Otherwise Acquired Shares. Any shares of Series A Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series A Preferred Stock following redemption.

5.4.     Preferential Payments to Holders of Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation (a "Liquidation Event"), the holders of shares of Class C Common Stock and Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Class A Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Series A Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock immediately prior to such Liquidation Event. If upon any such Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under this Section 5.4, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. In the event of any Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series A Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

5.5.      Waiver. To the maximum extent permitted by applicable law, any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding.

6.     Miscellaneous.

6.1.      No Reissuance of Class B Common Stock or Class C Common Stock. No share or shares of Class B Common Stock or Class C Common Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares that the Corporation shall be authorized to issue.

6.2.     No Preemptive Rights. No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and a stockholder.

ARTICLE V. DIRECTOR LIABILITY

1.     The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent under applicable law.

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

A director of the Corporation shall not be liable to the Corporation or its shareholders for money damages for any action taken or any failure to take action as a director, except liability for any of the following:

1.1.     the amount of a financial benefit received by a director to which he or she is not entitled;

1.2.     an intentional infliction of harm on the Corporation or its shareholders;

 1.3.     a violation of Section 551 of the Act; or

1.4.      an intentional criminal act.

The Board may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation's expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article V; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article V.

Any repeal or modification of this Article V shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article V in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

ARTICLE VI. MANAGEMENT

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

1.     The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board. The number of directors that shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in these Articles.

The Board is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation, subject to any restrictions that may be set forth in these Articles. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Corporation, subject to any restrictions that may be set forth in these Articles.

The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

Special meetings of the stockholders may be called only by (i) at least 30% of the voting power of the Class B Common Stock and Class C Common Stock, voting together as a single class, (ii) by the Board pursuant to a resolution adopted by a majority of the entire Board; (iii) the chairperson of the Board; or (iv) the chief executive officer of the Corporation.

Any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, will be signed by the holders of outstanding stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation entitled to vote thereon were present and voted. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

Advance notice of nominations for the election of directors will be given in the manner and to the extent provided in the Bylaws of the Corporation.

Unless the Corporation consents in writing to an alternative forum, the Kent County Circuit Court will be the exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim arising under any provision of the Act, the Articles, or the Bylaws of the Corporation, or (iv) any action asserting a claim governed by the internal-affairs doctrine. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this section.

These Articles of Incorporation were duly adopted on the 9th day of August, 2018 and were duly adopted by the shareholders at a meeting in accordance with Section 611(3) of the Act. The necessary number of shares required by statute was voted in favor of these Articles of Incorporation.

Signed this 18th day of September, 2018.

Heugenis Inc

By: /s/ Kim D. Lavine
Kim D. Lavine
Its:	Incorporator
99 Monroe Ave NW; Suite 200
Grand Rapids, MI 49503

EXHIBIT 3: BYLAWS

HEUGENIS INC
(a Delaware corporation)

BYLAWS

HEUGENIS INC

BYLAWS

ARTICLE I - SHAREHOLDERS

Annual Meetings. The annual meetings of the Shareholders of the Corporation (the “Shareholders”) for the election of Directors and for the transaction of such other business as may properly come before the meeting shall be held at the corporate offices or any other place either in or outside the State of Delaware as specified by the Directors and at 1 p.m. on the third (3rd) Tuesday of February of each year (or, if such is a legal holiday, then on the next succeeding business day), or at any other time and date as shall be fixed from time to time by resolution of the Board of Directors (the “Board”).

Special Meetings. Special meetings of the Shareholders may be called at any time by the Board or by the Chairman of the Board, or the President of the Corporation. Shareholders owning two-thirds (2/3rds) of the corporation’s shares of voting stock may also request a special meeting and the Directors shall grant such a request. Special meetings of the Shareholders shall be held at places in or outside the State of Delaware, as shall be specified in the notice or waiver of notice thereof. The notice of the special meetings shall state the purpose of the meeting.

Notice of Meetings. The Secretary or any assistant Secretary shall cause notice of the time, place and purposes of each meeting of the Shareholders to be personally delivered or mailed, at least ten (10) days but not more than sixty (60) days prior to the meeting, to each Shareholder of record entitled to vote at the meeting. Notice shall be deemed given when the requisite time has elapsed after deposit in the United States mail addressed to the address of the Shareholder entitled to vote at the meeting as revealed on the records of the Corporation. Notice of a meeting of Shareholders need not be given to any Shareholder entitled to vote who signs a waiver of notice in writing, whether before or after the time of the meeting, and no notice need be given to any Shareholder who owns only non-voting stock or otherwise has no right to vote at the meeting of the Shareholders. Notice of any adjourned meeting of the Shareholders of the Corporation need not be given if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken and at the adjourned meeting only such business is transacted as might have been transacted at the original meeting. If after the adjournment the Board fixes a new record date for the adjourned meeting, a notice of the adjourned meeting shall be given to each Shareholder of record entitled to such notice on the new record date.

Attendance at Meeting. Shareholders owning voting and non-voting stock are entitled to attend a meeting of the Shareholders. Attendance of a person at a meeting of Shareholders in person or by proxy constitutes: (a) waiver of objection to lack of notice or defective notice of the meeting, unless the Shareholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting; and (b) waiver of objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the Shareholder objects to considering the matter when it is presented.

Quorum. Except as otherwise required by the Delaware General Corporation Law (DGCL), shares entitled to cast a majority of the votes at a meeting of Shareholders shall be sufficient to constitute a quorum for the transaction of business at the meeting. Regardless of whether a quorum is present, the meeting may be adjourned by a vote of the shares present. The Shareholders present in person or by proxy at such meeting may continue to do business until adjournment, notwithstanding the withdrawal of enough Shareholders to leave less than a quorum. At the adjourned meeting at which the requisite number of shares shall be represented, any business may be transacted which might have been transacted at the meeting as originally notified.

Shareholder to Vote in Person or by Proxy. A Shareholder entitled to vote at a meeting of Shareholders or to express consent or dissent without a meeting shall be entitled to vote in person, or by proxy appointed by an instrument in writing authorizing other persons to act. A proxy shall be signed by the Shareholder or an authorized agent or representative and shall not be valid after the expiration of three (3) years from its date unless otherwise provided.

Shareholder Voting Rights. Holders of the Corporation’s capital stock shall have such voting rights as are granted in the Articles and the DGCL. Except as otherwise required by the DGCL or the Articles, all elections shall be had and all questions decided by a majority vote of the shares represented at the meeting in person or by proxy. There shall be no cumulative voting.

Action by Less than Unanimous Written Consent. Any action required or permitted by the DGCL to be taken at an annual or special meeting of the Shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. A written consent shall bear the date of signature of the Shareholder who signs the consent. Written consents are not effective to take corporate action unless within sixty (60) days after the record date for determining Shareholders entitled to express consent to or to dissent from a proposal without a meeting, written consents dated not more than ten (10) days before the record date and signed by a sufficient number of Shareholders to take the action are delivered to the Corporation. Delivery shall be to the Corporation’s registered office, its principal place of business, or an officer or agent of the Corporation having custody of the minutes of the proceedings of the Shareholders. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to Shareholders who would have been entitled to notice of the Shareholder meeting if the action had been taken at a meeting and who have not consented to the action in writing. An electronic transmission consenting to an action must comply with the DGCL.

Shareholder List. The officer or agent having charge of the stock transfer books for shares of the Corporation shall make and certify a complete list of the Shareholders entitled to vote at a Shareholders’ meeting or any adjournment thereof. The list shall:

Be arranged alphabetically within each class and series, with the address of, and the number of shares held by, each Shareholder.

Be produced at the time and place of the meeting.

Be subject to inspection by any Shareholder during the whole time of the meeting.

Be prima facie evidence as to who are the Shareholders entitled to examine the list or to vote at the meeting.

If the requirements of this section have not been complied with, on demand of a Shareholder in person or by proxy, who in good faith challenges the existence of sufficient votes to carry any action at the meeting, the meeting shall be adjourned until the requirements are complied with. Failure to comply with the requirements of this provision does not affect the validity of an action taken at the meeting before the making of such a demand.

Inspectors at Shareholders’ Meetings. The Board, in advance of a Shareholders’ meeting, may appoint one (1) or more inspectors to act at the meeting or any adjournments thereof. If inspectors are not so appointed, the person presiding at a Shareholders’ meeting may, and on request of a Shareholder entitled to vote thereat shall, appoint one (1) or more inspectors. In case a person appointed fails to appear or act, the vacancy may be filled by appointment made by the Board in advance of the meeting or at the meeting by the person presiding thereat. The inspectors shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine challenges and questions arising in connection with the right to vote, count and tabulate votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all Shareholders. On request of the person presiding at the meeting or a Shareholder entitled to vote thereat, the inspectors shall make and execute a written report to the person presiding at the meeting of any of the facts found by them and matters determined by them. The report is prima facie evidence of the facts stated and of the vote as certified by the inspectors.

Participation by Communication Equipment. Unless otherwise restricted by the Articles, a Shareholder may participate in a meeting of Shareholders by a conference telephone or by other similar communications equipment through which all persons participating in the meeting may communicate with the other participants. All participants shall be advised of the communications equipment and the names of the parties in the conference shall be divulged to all participants. Participation in a meeting pursuant to this section constitutes presence in person at the meeting.

Shareholder Proposals. A Shareholder owning voting stock of the Corporation may present a proposal which the Shareholder wishes to have presented at a Shareholders’ meeting for a vote by the Shareholders owning shares of voting stock. If a Shareholder owning voting stock wishes to have a proposal presented for Shareholder action at a Shareholders’ Meeting, this Shareholder shall give prior written notice to the Corporation’s President and Treasurer of the Shareholder’s intention to present the proposal at a Shareholders’ meeting and the notice shall contain the actual language of the proposal. Upon receipt of the Shareholder's written notice, the Board shall have ninety (90) days in which to determine if the Shareholder’s proposal is a proper subject for Shareholder action. To the maximum extent permitted by applicable law, the Board’s decision shall be final and binding on the Shareholder presenting the proposal and all other persons.

ARTICLE II - BOARD OF DIRECTORS

General Powers. The property, affairs and business of the Corporation shall be managed by its Board of Directors. The Board may exercise all the powers of the Corporation, whether derived from law or the Articles. A Director need not be a Shareholder of the Corporation. The Directors shall only act as a Board, and the individual Directors shall have no power as such.

Number and Term of Office. The Board shall consist of not less than two (2) and not more than twenty-five (25) Directors. The number of the initial Board shall be determined by the incorporators or subscribers at their first meeting. Thereafter, the number of Directors shall be fixed from time to time by resolution of the Board. The first Board shall hold office until the first annual meeting of Shareholders. At the first annual meeting thereafter the Shareholders owning shares entitled to vote shall elect Directors to hold office until the succeeding annual meeting. A Director shall hold office for the term elected, until a successor is elected and qualified or until death, resignation or removal.

Election of Directors. Except as otherwise provided in Section 2.10 hereof, the Directors shall be elected annually at the annual meeting of the Shareholders. At the meeting of the Shareholders for the election of Directors, provided a quorum is present, the Directors shall be chosen and elected by a plurality of the votes validly cast at the election.

Annual and Regular Meetings. The annual meeting of the Board, for the election of officers and for the transaction of other business as may come before the meetings, shall be held in each year either in or outside the State of Delaware as soon as possible after the annual meeting of the Shareholders on the same day and place as the annual meeting of the Shareholders. Notice of the annual meeting of the Board shall not be required. Notice of regular meetings, if set by resolution of the Board, need not be given; provided, however, that in case the Board shall change the time or place of regular meetings, notice of this action shall be mailed promptly to each Director who shall not have been present at the meeting at which the action was taken.

Special Meetings; Notice. Special meetings of the Board shall be held whenever called by the Chairman of the Board or by the President, or by any one Director, at such time and place as may be specified in the notice or waiver of notice. Special meetings of the Board may be called on twenty-four (24) hours’ notice to each Director, given personally or by telephone, or on three (3) days’ notice which shall be deemed given when deposited in first class mail or delivered to a recognized national overnight delivery service. Notice of any special meeting need not be given to any Director who shall be present at the meeting, or who shall waive notice of the meeting in writing, whether before or after the time of the meeting. No notice need be given of any adjourned special meeting.

Quorum. A majority of the members of the Board then in office, or of the members of a committee of the Board, constitutes a quorum for transaction of business, unless the Articles or Bylaws, or in the case of a committee, the Board resolution establishing the committee, provide for a larger or smaller number. The vote of the majority of members present at a meeting at which a quorum is present constitutes the action of the Board or of the committee, unless the vote of a larger number is required by the DGCL, the Articles or the Bylaws, or in the case of a committee, the Board resolution establishing the committee.

Participation by Communication Equipment. A member of the Board or of a committee designated by the Board may participate in a meeting by means of conference telephone or similar communications equipment through which all persons participating in the meeting can communicate with the other participants. Participation in a meeting pursuant to this section constitutes presence in person at the meeting.

Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board or a committee of the Board may be taken without a meeting if, under authorization voted before or after the action written consents thereto are signed by all members of the Board then in office or of the committee and such written consents are filed with the minutes of the proceedings of the Board or committee.

Resignation and Removal of Directors. Any Director may resign at any time by delivering a written resignation to the Board or any officer of the Corporation and shall be effective upon receipt thereby or at a subsequent time as set forth in the notice of resignation. Any or all of the Directors may be removed from office at any time with cause upon the vote for removal of a majority of the shares entitled to vote at an election of Directors. As used herein, “cause” shall be defined as:

(a)     if Employee makes a material false or fraudulent statement to the Company;

(b)      if Employee is convicted of a felony or misdemeanor (if such misdemeanor may adversely affect the good business or professional reputation of the Company);

(c)      if Employee converts any of the Company’s property or funds;

(d)      if Employee is in violation of the unfair competition or confidentiality provisions of this Agreement or any other agreement with the Company or its affiliated Companies;

(e)     if Employee engages in gross misconduct or dereliction of duties and responsibilities to the Company; or

(f)      if the Company President reasonably determines that Employee has materially failed to fulfill his duties as an Employee of the Company and that such continued employment shall work to the material detriment of the Company, after fourteen (14) days written notice to Employee who shall be provided an opportunity to cure.

Vacancies and Newly Created Directorships. If any vacancies shall occur in the Board, by reason of death, resignation, removal or otherwise, or if the authorized number of Directors shall be increased, the Directors then in office shall continue to act, and the vacancies shall be filled by vote of a majority of the Directors then in office, though less than a quorum; provided, however, that a Director appointed to fill such vacancy shall only hold office until the next election of Directors by the Shareholders.

Compensation. The Board, by affirmative vote of a majority of Directors in office and irrespective of any personal interest of any of them, may establish reasonable compensation of Directors for services to the Corporation as Directors or officers, but approval of the Shareholders is required if the Articles, Bylaws or the DGCL so provide.

Committees. The Board may designate one (1) or more committees, each committee to consist of one (1) or more of the Directors of the Corporation and such non-Directors as the Board may appoint. The Board may designate one (1) or more Directors as alternate members of a committee, who may replace an absent or disqualified member at a meeting of the committee. The Board may also appoint such non-Directors as members of a committee, except for the executive committee which shall consist solely of members who are Directors. In the absence or disqualification of a member of a committee, the members thereof present at a meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of such absent or disqualified member. A committee, and each member thereof, shall serve at the pleasure of the Board.

Powers of Committees. A committee, to the extent provided in the resolution of the Board, may exercise all powers and authority of the Board in management of the business and affairs of the Corporation, including the power or authority to declare a distribution or dividend, or to authorize the issuance of stock; provided, however, a committee does not have the power or authority to do any of the following:

Amend the Articles.

Adopt an agreement of merger or share exchange.

Recommend to Shareholders the sale, lease, or exchange of all or substantially all of the Corporation’s property and assets.

Recommend to Shareholders a dissolution of the Corporation or a revocation of a dissolution.

Amend the Bylaws of the Corporation.

Fill vacancies in the Board.

Discharge of Duties; Reliance on Reports. A Director shall discharge his or her duties as a Director including the duties as a member of a committee in the following manner: (i) in good faith; (ii) with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and (iii) in a manner he or she reasonably believes to be in the best interests of the Corporation. In discharging the duties, a Director is entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by any of the following:

One (1) or more Directors, officers or employees of the Corporation, or of a business organization under joint control or common control, whom the Director or officer reasonably believes to be reliable and competent in the matters presented.

Legal counsel, public accountants, engineers or other persons as to matters the Director or officer reasonably believes are within the persons’ professional or expert competence.

A committee of the Board of which the Director is not a member if the Director reasonably believes the committee merits confidence.

A Director is not entitled to rely on the information set forth in this section if the Director has knowledge concerning the matter in question that makes reliance otherwise permitted by this provision unwarranted.

Certain Transactions. A transaction in which a Director is determined to have an interest shall not, because of the interest, be enjoined, set aside, or give rise to an award of damages or other sanctions, in a proceeding by a Shareholder or by or in the right of the Corporation, if the person interested in the transaction establishes any of the following:

The transaction was fair to the Corporation at the time entered into.

The material facts of the transaction and the Director’s or officer’s interest were disclosed or known to the Board, a committee of the Board, or the independent Director or Directors, and the Board committee, or the independent Director or Directors authorized, approved, or ratified the transaction.

The material facts of the transaction and the Director’s or officer’s interest were disclosed or known to the Shareholders entitled to vote and they authorized, approved or ratified the transaction.

For purposes of (b) above, a transaction is authorized, approved, or ratified if it received the affirmative vote of the majority of the Directors on the Board or the committee who had no interest in the transaction, though less than a quorum, or all independent Directors who had no interest in the transaction. The presence of, or a vote cast by, a Director with an interest in the transaction does not affect the validity of the action taken under (b) above. For purposes of (c) above, a transaction is authorized, approved, or ratified if it received the majority of votes cast by the holders of shares of voting stock who did not have an interest in the transaction. A majority of the shares of voting stock held by Shareholders who did not have an interest in the transaction constitutes a quorum for the purpose of taking action under (c) above.

ARTICLE III - OFFICERS

Officers of the Corporation. The officers of the Corporation shall consist of a President, Secretary, Treasurer, and, if desired, a Chairman of the Board, one (1) or more Vice Presidents and such other officers as may be determined by the Board, who shall be elected or appointed by the Board. Two (2) or more offices may be held by the same person but an officer shall not execute, acknowledge or verify an instrument in more than one capacity if the instrument is required by law or the Articles or Bylaws to be executed, acknowledged or verified by two (2) or more officers. An officer elected or appointed as herein provided shall hold office for the term for which he or she is elected or appointed and until his or her successor is elected or appointed and qualified, or until his or her resignation or removal. An officer, as between such officer and other officers and the Corporation, has such authority and shall perform such duties in the management of the Corporation as may be provided in the Bylaws, or as may be determined by resolution of the Board not inconsistent with the Bylaws.

Election. The Board shall elect the officers of the Corporation at any annual, regular or special meeting. The salaries of all officers of the Corporation may be fixed by the Board.

Removal or Resignation of Officers. An officer elected or appointed by the Board may be removed by the Board with cause by an affirmative vote of a majority of the Board. The removal of an officer shall be without prejudice to his contract rights, if any. The election or appointment of an officer does not of itself create contract rights. An officer may resign by written notice of the Corporation. The resignation is effective upon its receipt by the Corporation or at a subsequent time specified in the notice of resignation.

Duties of the Chairman of the Board. The Chairman of the Board, if there be such an officer, shall preside at all Shareholders’ meetings and all meetings of the Board, if present, and shall have such other duties as are assigned by the Board.

Duties of the President. The President shall have direct charge of the business of the Corporation, subject to the general control of the Board, and shall be the Chief Executive Officer of the Corporation.

Duties of the Vice President. In the event of the absence or disability of the President, the Vice President, or, in case there shall be more than one Vice President, the Vice President designated by the Board, shall perform all the duties of the President, and when so acting, shall have all the powers of, and be subject to all the restrictions upon, the President.

Duties of the Secretary. The Secretary shall, if present, act as Secretary of, and keep the minutes of, all the proceedings of the meetings of the Shareholders and of the Board and of any committee of the Board in one (1) or more books to be kept for that purpose; shall perform other duties as shall be assigned by the President or the Board; and, in general, shall perform all duties incident to the office of Secretary.

Duties of the Treasurer. The Treasurer shall keep or cause to be kept full and accurate records of all receipts and disbursements in the books of the Corporation and shall have the care and custody of all funds and securities of the Corporation. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board, shall render to the President and Directors, whenever they request it, an account of all transactions as Treasurer and shall perform other duties as may be assigned by the President or the Board; and, in general, shall perform all duties incident to the office of Treasurer.

Employee Bonds. The Board may require the Treasurer, the Assistant Treasurers and any other officers, agents or employees of the Corporation to give bond for the faithful discharge of their duties, in such sum and of such character as the Board may from time to time prescribe.

Discharge of Duties; Reliance on Reports. An officer shall discharge the duties as an officer, and shall be entitled to rely on reports, etc., in the same manner as specified for a Director in Section 2.14.

Interested Transactions. Section 2.15 regarding certain transactions shall apply to officers in the same manner as specified for a Director.

ARTICLE IV - EXECUTION OF INSTRUMENTS, DEPOSITS, VOTING OF SECURITIES

General. Subject to the provisions of Section 4.02 and 4.03 hereof, all deeds, documents, transfers, contracts, agreements and other instruments requiring execution by the Corporation shall be signed by the President or as the Board may otherwise from time to time authorize.

Corporate Indebtedness. No loan shall be contracted on behalf of the Corporation, and no evidence of indebtedness shall be issued in its name, unless authorized by the Board. Authorization may be general or confined to specific instances. All bonds, debentures, notes and other obligations or evidences of indebtedness of the Corporation issued for loans shall be made, executed and delivered as the Board shall authorize. When authorized by the Board, any part or all of the properties, including contract rights, assets, business or goodwill of the Corporation, or inventories, whether then owned or thereafter acquired, may be mortgaged, pledged, hypothecated or conveyed or assigned in trust as security for the payment of such bonds, debentures, notes and other obligations or evidences of indebtedness of the Corporation, and of the interest thereon, by instruments executed and delivered in the name of the Corporation.

Checks or Drafts. All checks, drafts, bills of exchange or other orders for the payment of money issued in the name of the Corporation shall be signed only by such person or persons and in such manner as may from time to time be designated by the Board, and unless so designated, no person shall have any power or authority thereby to bind the Corporation or to pledge its credit or to render it liable.

Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other financial institutions as the Board may select. For the purpose of deposit and for the purpose of collection for the account of the Corporation, checks, drafts and other orders for the payments of money which are payable to the order of the Corporation shall be endorsed, assigned and delivered by such person or persons and in such manner as may from time to time be designated by the Board.

Appointment of Agents to Vote Securities and Other Corporations. Unless otherwise provided by resolution adopted by the Board, the President may from time to time appoint one (1) or more attorney or agent, to exercise in the name and on behalf of the Corporation the powers and rights which the Corporation may have as the holder of stock or other securities in any other corporation to vote or to consent in respect of such stock or other securities; and the President may instruct the person or persons so appointed as to the manner of exercising such powers and rights. The President may execute or cause to be executed in the name and on behalf of the Corporation all such written proxies, powers of attorney or other written instruments as the President may deem necessary in order that the Corporation may exercise such powers and rights.

ARTICLE V - CAPITAL STOCK

Stock Certificates. The shares of the Corporation shall be represented by certificates which shall be signed by the Chairman of the Board, President or a Vice President and which also may be signed by another officer of the Corporation. The certificate may be sealed with the seal of the Corporation or a facsimile of the seal. The signatures of the officers may be facsimiles if the certificate is countersigned by a transfer agent or registered by a registrar other than the Corporation itself or its employee. If an officer who has signed or whose facsimile signature has been placed upon a certificate ceases to be an officer before the certificate is issued, it may be issued by the Corporation with the same effect as if he or she were the officer at the date of issue.

Uncertificated Stock. Notwithstanding the foregoing, the Board may authorize the issuance of some or all of the shares of any or all of its classes or series without certificates. The authorization does not affect shares already represented by certificates until they are surrendered to the Corporation. Within a reasonable time after the issuance or transfer of shares without certificates, the Corporation shall send the Shareholder a written statement of the information required on certificates as required by the DGCL.

Transfer of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

Record Date.

For the purpose of determining Shareholders entitled to notice at a meeting of Shareholders or an adjournment of a meeting, the Board may fix a record date, which shall not precede the date on which the resolution fixing the record date is adopted by the Board. The date shall not be more than sixty (60) days nor less than ten (10) days before the date of the meeting. If a record date is not fixed, the record date for determination of Shareholders entitled to notice of or to vote at a meeting of Shareholders shall be the close of business on the day next preceding the day on which notice is given, or if no notice is given, the day next preceding the day on which the meeting is held. When a determination of Shareholders of record entitled to notice of or to vote at a meeting of Shareholders has been made as provided in this section, the determination applies to any adjournment of the meeting, unless the Board fixes a new record date under this section for the adjourned meeting.

For the purpose of determining Shareholders entitled to express consent to or dissent from a proposal without a meeting, the Board may fix a record date, which shall not precede the date on which the resolution fixing the record date is adopted by the Board and shall not be more than ten (10) days after the Board resolution. If a record date is not fixed and prior action by the Board is required with respect to the corporate action to be taken without a meeting, the record date shall be the close of business on the day on which the resolution of the Board is adopted. If a record date is not fixed and prior action by the Board is not required, the record date shall be the first date on which a signed written consent is delivered to the Corporation as provided in the DGCL.

For the purpose of determining Shareholders entitled to receive payment of a share dividend or distribution, or allotment of a right, or for the purpose of any other action, the Board may fix a record date, which shall not precede the date on which the resolution fixing the record date is adopted by the Board. The date shall not be more than sixty (60) days before the payment of the share dividend or distribution or allotment of a right or other action. If a record date is not fixed, the record date shall be the close of business on the day on which the resolution of the Board relating to the corporate action is adopted.

Registered Shareholders. Prior to due presentment for registration of transfer of a security in registered form, the Corporation may treat the registered owner as the person exclusively entitled to vote, to receive notifications and otherwise to exercise all rights and powers of an owner.

Lost Certificates. The Board may direct that a new certificate be issued in place of any certificate issued by the Corporation alleged to have been lost or destroyed, upon the making of an affidavit of the fact by the person claiming the certificate of stock to be lost or destroyed. When authorizing such issues of a new certificate, the Board may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate, or their legal representative, to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost or destroyed or the issuance of a new certificate.

ARTICLE VI - INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS

Indemnification of Directors and Officers-Claims by Third Parties. The Corporation shall, to the fullest extent authorized or permitted by the DGCL or other applicable law, as the same presently exists or may hereafter be amended, indemnify a Director or officer (the “Indemnitee”) who was or is a party or is threatened to be made a party to a threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, other than an action by or in the right of the Corporation, by reason of the fact that he or she is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including attorneys’ fees, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation or its Shareholders, and with respect to a criminal action or proceeding, if the Indemnitee had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the Indemnitee did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or its Shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Indemnification of Directors and Officers-Claims Brought By or In the Right of the Corporation. The Corporation shall, to the fullest extent authorized or permitted by the DGCL or other applicable law, as the same presently exists or may hereafter be amended, indemnify an Indemnitee who was or is a party to or is threatened to be made a party to a threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including attorneys’ fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or suit, if the Indemnitee acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation or its Shareholders. However, indemnification under this Section shall not be made for a claim, issue or matter in which the Indemnitee has been found liable to the Corporation except to the extent authorized in Section 6.05 below.

Approval of Indemnification. An indemnification under Sections 6.01 or 6.02 hereof, unless ordered by a court, shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Indemnitee is proper in the circumstances because such Indemnitee has met the applicable standard of conduct set forth in Sections 6.01 and 6.02 and upon an evaluation of the reasonableness of expenses and amounts paid in settlement. This determination shall be made in any of the following ways:

By a majority vote of a quorum of the Board consisting of Directors who were not parties or threatened to be made parties to the action, suit or proceeding.

If the quorum cannot be obtained under subdivision (a), by majority vote of a committee duly designated by the Board of Directors and consisting solely of two (2) or more Directors not at the time parties or threatened to be made parties to the action, suit, or proceeding.

By independent legal counsel in a written opinion, which counsel shall be selected in one of the following ways:

By the Board or its committee in a manner prescribed in subdivision (a) or (b).

If a quorum of the Board cannot be obtained under subdivision (a) and a committee cannot be designated under subdivision (b), by the Board.

By all independent Directors who are not parties or threatened to be made parties to the action, suit or proceeding.

By the Shareholders, but shares held by Directors, officers, employees or agents who are parties or threatened to be made parties to the action, suit, or proceeding may not be voted.

In the designation of a committee under subsection (b) or in the selection of independent legal counsel under subsection (c)(ii), all Directors may participate.

Advancement of Expenses. The Corporation shall pay or reimburse the reasonable expenses incurred by an Indemnitee who is a party or threatened to be made a party to an action, suit, or proceeding in advance of final disposition of the proceeding if all of the following apply:

The Indemnitee furnishes the Corporation a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct set forth in the DGCL.

The Indemnitee furnishes the Corporation a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct.

A determination is made that the facts then known to those making the determination would not preclude indemnification under this Act.

The undertaking required by subsection (b) must be an unlimited general obligation of the person but need not be secured.

Determinations of payments under this Section shall be made in the manner specified in Section 6.03.

Court Approval. An Indemnitee who is a party or threatened to be made a party to an action, suit or proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice it considers necessary may order indemnification if it determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he or she has met the applicable standard of conduct set forth in Sections 6.01 and 6.02 or was adjudged liable as described in Section 6.02, but if he or she was adjudged liable, his or her indemnification is limited to reasonable expenses incurred.

Partial Indemnification. If an Indemnitee is entitled to indemnification under Section 6.01 or 6.02 for a portion of expenses including attorneys’ fees, judgments, penalties, fines, and amounts paid in settlement, but not for the total amount, the Corporation shall indemnify the Indemnitee for the portion of the expenses, judgments, penalties, fines, or amounts paid in settlement for which the Indemnitee is entitled to be indemnified.

Indemnification of Employees and Agents. Any person who is not covered by the foregoing provisions of this Article and who is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, may be indemnified to the fullest extent authorized or permitted by the DGCL or other applicable law, as the same exist or may hereafter be amended, but in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader indemnification rights than before such amendment, but in any event only to the extent authorized at any time or from time-to-time by the Board of Directors.

Other Rights of Indemnification. The indemnification or advancement of expenses provided under Sections 6.01 to 6.07 is not exclusive of other rights to which a person seeking indemnification or advancement of expenses may be entitled under the Articles, the Bylaws or a contractual agreement. However, the total amount of expenses advanced or indemnified from all sources combined shall not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for in Sections 6.01 to 6.08 continues as to a person who ceases to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of the person.

Contract With the Corporation. The right to indemnification conferred in this Article VI shall be deemed to be a contract between the Corporation and each Director or officer who serves in any such capacity at any time while this Article VI is in effect, and any repeal or modification of any such law or of this Article VI shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. In the event this Article is repealed or modified, the Corporation shall give written notice thereof to the Directors and officers and any such repeal or modification shall not be effective for a period of sixty (60) days after such notice is delivered.

Definitions. For the purposes of Sections 6.01 to 6.09:

“Fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan.

“Other enterprises” shall include employee benefit plans.

“Serving at the request of the Corporation” shall include any service as a Director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, the Director, officer, employee or agent with respect to an employee benefit plan, its participants or its beneficiaries.

A person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be considered to have acted in a manner “not opposed to the best interests of the Corporation or its Shareholders” as referred to in Sections 6.01 and 6.02.

Application to a Resulting or Surviving Corporation or Constituent Corporation. The definition for “corporation” found in the DGCL, as the same exists or may hereafter be amended, is and shall be, specifically excluded from application to this Article. The indemnification and other obligations of the Corporation set forth in this Article shall be binding upon any resulting or surviving corporation after any merger or consolidation of the Corporation. Notwithstanding anything to the contrary contained herein or in the DGCL, no person shall be entitled to the indemnification and other rights set forth in this Article for acting as a Director or officer of another corporation prior to such other corporation entering into a merger or consolidation with the Corporation.

Enforcement. If a claim under this Article is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, a committee thereof, independent legal counsel, or its Shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such claimant has met the applicable standard of conduct set forth in the DGCL nor an actual determination by the Corporation (including its Board of Directors, a committee thereof, independent legal counsel or its Shareholders) that the claimant has not met applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Severability. Each and every paragraph, sentence, term and provision of this Article VI shall be considered severable in that, in the event a court finds any paragraph, sentence, term or provision to be invalid or unenforceable, the validity and enforceability, operation, or effect of the remaining paragraphs, sentences, terms, or provisions shall not be affected, and this Article VI shall be construed in all respects as if the invalid or unenforceable matter had been omitted.

Liability Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article or the DGCL.

ARTICLE VII - GENERAL PROVISIONS

Dividends. Dividends upon the stock of the Corporation, subject to the provisions of the Articles, if any, may be declared by the Board at any regular or special meeting, subject to the restrictions of the DGCL. Dividends may be paid in cash, in property, or in shares of stock, subject to the provisions of the Articles and the applicable statute.

Reserves. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividend such sum or sums as the Directors from time to time, in their absolute discretion think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Directors shall deem conducive to the interest of the Corporation, and the Directors may modify or abolish any such reserve.

Fiscal Year. The fiscal year of the Corporation, if other than the calendar year, shall be fixed by resolution of the Board.

Offices. The registered office of the Corporation shall be as designated in the Articles or at such other place or places in or outside the State of Delaware as the Board may from time to time determine.

Books and Records. The Corporation shall keep books and records of account and minutes of the proceedings of its Shareholders, Board and executive committee, if any, which may be kept inside or outside the state of Delaware. The Corporation shall keep at its registered office, or at the office of its transfer agent in or outside the State of Delaware, records containing the names and addresses of all Shareholders, the number, class and series of shares held by each, and the dates when they respectively became holders of record. Any of the books, records or minutes may be in written form or in any other form capable of being converted into written form within a reasonable time. The Corporation shall convert into written form without charge any record not in written form, unless otherwise requested by a person entitled to inspect the record.

Amendments. The Shareholders or the Board may amend or repeal the Bylaws or adopt new Bylaws unless the Articles or Bylaws provide that the power to adopt new Bylaws is reserved exclusively to the Shareholders or any particular Bylaw shall not be altered or repealed by the Board. Such action may be taken by written consent or at a meeting of Shareholders or the Board; provided that if notice of any such meeting is required by these Bylaws, the notice of the meeting shall contain notice of the proposed amendment, repeal or new Bylaws. Any bylaw hereafter made by the Shareholders shall not be altered or repealed by the Board. Amendment of the Bylaws by the Board shall be by not less than a majority of the members of the Board then in office.

ARTICLE VIII - INTERPRETATION

Conflict With Statute or Articles. In the event any provision of these Bylaws shall conflict with the DGCL, the DGCL shall rule. In the event any provision of these Bylaws shall conflict with the Articles, the Articles shall rule.

Headings. The Article and paragraph headings included in these Bylaws have been used solely for convenience and shall in no event act as or be used in conjunction with the interpretation of these Bylaws.

I certify that the foregoing Bylaws were adopted by the Corporation on the 16th day of August 2018.

/s/ Kim D. Lavine

Kim Lavine – President and CEO

EXHIBIT 4: SHAREHOLDERS AGREEMENT FOR HEUGENIS INC

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (this “Agreement”) is made as of March 1, 2018 by and among, the Shareholders identified (or hereafter identified) on Schedule 1 hereto (each a “Shareholder” and collectively the “Shareholders”), and HEUGENIS INC., a Michigan corporation (the “Corporation”).

BACKGROUND

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The Shareholders each currently own the number of shares of Series A Preferred Stock and Class C Common Stock in the Corporation shown in the table on Schedule I attached hereto (collectively, and together with any shares of capital stock in the Corporation hereafter owned by any of the Shareholders, the “Stock”).

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The Shareholders and the Corporation wish to promote their mutual interests by imposing certain restrictions upon the transfer of the Stock, and providing for the sale and purchase of the Stock under certain circumstances, and agreeing upon other matters, as set forth in this Agreement.

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When used in this Agreement, “Articles” means the Certificate of Incorporation of the Corporation, dated on or about the date of this Agreement, as may be subsequently amended, restated, or otherwise modified from time to time.

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the foregoing and the terms and conditions set forth herein, the parties hereto agree as follows:

1.      RESTRICTION ON TRANSFER. Except as otherwise specifically set forth in this Agreement or the Articles, no Shareholder shall transfer any shares of Stock or any interest therein in any manner, voluntarily or involuntarily, including, without limitation, by sale, gift, pledge, grant of an option to purchase, encumbrance, bequest, descent, devise, operation of law (including attachment, execution, legal process, or bankruptcy or insolvency proceedings) or any other disposition, and no such attempted transfer shall be treated as effective for any purpose. After the date of this Agreement, the Corporation shall not allow any person or entity to become a registered holder of any shares of the Corporation’s Preferred Stock or any shares of Class C Common Stock unless (a) such shares were acquired by such person or entity in accordance with this Agreement, and (b) such person or entity agrees in writing to be bound by this Agreement.

2.      VOLUNTARY DISPOSITION. In the event a Shareholder (the “Transferor Shareholder”) wishes voluntarily to sell, make a gift of, pledge, grant an option to purchase, encumber, transfer or dispose of any interest in all or any part of the Stock owned by the Transferor Shareholder (the “Voluntarily Offered Stock”) in any manner, the Transferor Shareholder shall give the Corporation and the other Shareholders (the “Remaining Shareholders”) written notice of such intention to dispose of the Voluntarily Offered Stock, the terms of such disposition (including price and terms of payment), the name of the proposed transferee, and an offer to sell all of the Voluntarily Offered Stock to the Corporation and the Remaining Shareholders in accordance with the following:

(a)      For a period of thirty (30) days after receipt of such written notice, the Corporation shall have the option to purchase all or part of the Voluntarily Offered Stock from the Transferor Shareholder by giving written notice to the Transferor Shareholder of the exercise thereof. The decision of the Corporation to exercise such option shall be made by its Board of Directors, exclusive of any director who is also the Transferor Shareholder.

(b)      In the event the Corporation does not exercise its option to buy all of the Voluntarily Offered Stock within such thirty (30) day period, the Remaining Shareholders shall have an option to purchase all or part of the Voluntarily Offered Stock or any remaining portion thereof, for an additional period of thirty (30) days upon the same terms and conditions as the Corporation, by giving written notice to the Transferor Shareholder of the exercise thereof. In the event two or more Shareholders wish to purchase the Voluntarily Offered Stock, each such Shareholder shall be entitled to purchase a portion of the shares of the Voluntarily Offered Stock in the same proportion as the number of shares of Stock then owned by such Shareholder bears to the total number of shares of Stock then owned by all such Shareholders electing to purchase such shares of the Voluntarily Offered Stock.

(c)      The purchase price and payment terms for the Voluntarily Offered Stock shall be as follows: (i) if the proposed transfer is a bona fide sale, the price and terms shall be the same as those agreed upon by the Transferor Shareholder and the proposed transferee; or (ii) if the proposed transfer is by any means other than a bona fide sale, the price and terms shall be as set forth in Sections 6 and 7 hereof, respectively.

(d)       The option of the Corporation and/or the Remaining Shareholders to purchase the Voluntarily Offered Stock shall be conditioned upon the purchase of all the shares of the Voluntarily Offered Stock. In the event the Corporation and/or the Remaining Shareholders shall have failed to exercise the option to purchase or shall have exercised their option to purchase less than all of the Voluntarily Offered Stock, the Transferor Shareholder shall be free for a period of thirty (30) days thereafter to transfer all of the Voluntarily Offered Stock in accordance with the terms and to the transferee set forth in the Transferor Shareholder’s written notice of intended disposition; provided, however, the intended transferee shall agree in writing to be subject to such terms, conditions and restrictions, if any, which the Corporation and the Remaining Shareholders shall require.

3.      INVOLUNTARY TRANSFER OF STOCK. In the event of an involuntary transfer of any shares of the Stock of a Shareholder by operation of law or otherwise, including, without limitation, transfer by virtue of bankruptcy proceedings, divorce, insolvency or creditor’s proceedings or arrangements of any kind, execution or attachment, the person or entity to whom or which such shares of the Stock have been involuntarily transferred (the “Involuntary Transferee”) shall be deemed to offer to sell such shares of the Stock (the “Involuntarily Offered Stock”), at the price and upon the terms set forth in Sections 6 and 7 hereof, respectively, to the Corporation and the Remaining Shareholders in accordance with the following:

(a)      For a period of thirty (30) days after receipt of written notice of such involuntary transfer, the Corporation shall have the option to purchase all or part of the Involuntarily Offered Stock from the Involuntary Transferee by giving written notice to the Involuntary Transferee of the exercise thereof. The decision of the Corporation to exercise its option shall be made by its Board of Directors, exclusive of any director who is also the Involuntary Transferee or the Shareholder whose Stock was transferred to the Involuntary Transferee.

(b)      In the event the Corporation does not exercise its option to buy all of the Involuntarily Offered Stock within such thirty (30) day period, the Corporation shall give written notice of the option to all Remaining Shareholders, and the Remaining Shareholders shall have an option to purchase all or part of the Involuntarily Offered Stock or any remaining portion thereof, for an additional period of thirty (30) days upon the same terms and conditions as the Corporation, by giving written notice to the Involuntary Transferee and the Corporation of the exercise thereof. In the event two or more Shareholders wish to purchase the Involuntarily Offered Stock, each such Shareholder shall be entitled to purchase a portion of the shares of the Involuntarily Offered Stock in the same proportion as the number of shares of the Stock then owned by such Shareholder bears to the total number of shares of Stock then owned by all such Shareholders electing to purchase such shares of the Involuntarily Offered Stock.

(c)      The Corporation and/or the Remaining Shareholders may purchase less than all of the Involuntarily Offered Stock. In the event that the Corporation and/or the Remaining Shareholders shall have failed to exercise the option to purchase or shall have exercised their option to purchase less than all of the Involuntarily Offered Stock, the involuntary transfer shall be permitted as to that portion of the Involuntarily Offered Stock for which such option is not exercised; provided, however, the Involuntary Transferee shall agree in writing to be subject to such terms, conditions and restrictions, if any, which the Corporation and the Remaining Shareholders shall require.

4.      DEATH OR DISABILITY OF A SHAREHOLDER. Upon the death or any Disability Event (as defined in the Articles) of any Shareholder (or the grantor of any trust Shareholder created for estate planning purposes holding shares of the Stock), the Corporation shall purchase, and said Shareholder or the guardian, legal representative or heirs of said Shareholder or the trustee, as the case may be, shall sell, all of said Shareholder’s shares of Stock. The Corporation, as applicant, beneficiary and owner, may purchase and maintain insurance on the lives of any Shareholder in an amount to be determined by the Board of Directors. Upon the death of any Shareholder hereunder upon whose life the Corporation owns insurance, the Corporation shall promptly purchase said Shareholder’s shares of Stock at the price and terms set forth in Sections 6 and 7 below. The Purchase Price of the Stock under this Section shall be computed without including proceeds of life insurance on the life of a Shareholder payable to the Corporation.

5.      TERMINATION OF EMPLOYMENT OF SHAREHOLDER. In the event a Shareholder is employed by the Corporation now or in the future and such Shareholder’s employment by the Corporation is terminated, the Corporation shall purchase, and the Shareholder shall sell, all shares of the Stock owned by the Shareholder, by giving written notice of such exercise within sixty (60) days of the date such Shareholder’s employment is terminated. The purchase by the Corporation shall be at the price and upon the terms set forth in Sections 6 and 7 below.

6.      PURCHASE PRICE.

(a)      The per share purchase price for any Stock purchased pursuant to Section 2 (except for any Stock purchased pursuant to Section 2(c)(i)), Section 3, Section 4 or Section 5 hereof shall be equal to the Fair Market Value thereof. For purposes of this Agreement, “Fair Market Value” means (a) the closing sale price for a share of the Corporation’s common stock (i) on any national exchange on which the Corporation is listed, or (ii) the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”), provided such common stock is authorized for quotation as a NASDAQ National Market System Security for such date (or, if no sale is so reported for such date, for the latest preceding date on which such a sale was so reported), or (b) if such common stock is not so listed or authorized for quotation, the price of such common stock determined by the Board of Directors of the Corporation, in good faith, from time to time, which may be (but is not required to be) in connection with either the grant of an incentive stock option qualified under Section 422 of the Internal Revenue Code of 1986 (the “Code”), as amended, or the sale of common stock in a private sale to a third party in an “arms-length” transaction (the “Determined Value”).

(b)      Notwithstanding the foregoing subsection, in the event that the selling Shareholder (or a Shareholder’s guardian, legal representative or heir, as applicable) (the “Seller”) shall give the Corporation written notice within fifteen (15) days (forty-five (45) days in the case of the death of a Shareholder) of the event triggering such sale that the Determined Value then in effect is not acceptable, or if the Determined Value was determined more than eighteen (18) months prior to the event triggering the sale, the Corporation and such Seller shall select a mutually acceptable appraiser to determine the then fair market per share value of the Stock. If the Seller and the Corporation shall be unable to agree upon an appraiser, each shall select an appraiser and the two appraisers so selected shall select a third appraiser. Such third appraiser shall then determine the per share fair market value of the Stock. In either case, the Corporation and the Seller shall equally share the costs of such appraisal process and the appraised per share value of the Stock shall dictate the purchase price for purposes of the sale and purchase of Stock mandated by Sections 2(c)(ii), 3, 4 and 5 hereof. Both the Seller and the Corporation shall ensure that the other receives a complete copy of the appraisal. Any other Shareholder shall have the right to inspect any such appraisal at the offices of the Corporation.

7.      TERMS OF SALE. The purchase and sale of the Stock under Sections 2(c)(ii), 3, 4 or 5 hereof shall be on the following terms:

(a)      The closing of the sale and purchase of the Stock (the “Closing”) shall take place as promptly as possible but in no event later than (i) ninety (90) days after the expiration of the Corporation’s option described in Section 2(a), for purchases being made pursuant to Section 2; or (ii) ninety (90) days after the expiration of the Corporation’s option described in Section 3(a) for purchases being made pursuant to Section 3; (iii) ninety (90) days following the death of a Shareholder or the date on which a Shareholder is determined to be disabled for purchases made pursuant to Section 4; or (iv) (iii) ninety (90) days following the termination of an employee-Shareholder for purchases made pursuant to Section 5. Notwithstanding the foregoing, in the event an appraisal of the per share fair market value is required pursuant to Section 6(b) hereof, the closing shall occur within thirty (30) days after receipt of the appraisal by the Corporation.

(b)      At the Closing, the Transferor Shareholder or the Shareholder, or the Shareholder’s guardian, heirs or legal representative, or other person or entity with power to transfer the Stock, or the Involuntary Transferee, as the case may be, shall deliver to each purchaser of the Stock a stock certificate, properly endorsed for transfer to the purchaser, evidencing all of the shares of the Corporation to be purchased hereunder, which shares shall be free of all liens, encumbrances, security interests, restrictions, and other interests (except any restrictions as set forth in this Agreement).

(c)      In the event of any sale and purchase of Stock pursuant to this Agreement the Corporation or the Remaining Shareholders, as the case may be, shall pay the purchase price at Closing through delivery of:

(i)      for purchases other than because of the death of a Shareholder, each purchaser shall deliver cash in an amount equal to the lesser of: (a) the purchase price of the Stock or (b) Two Thousand Five Hundred Dollars ($2,500) for a purchase by the Corporation and Five Thousand Dollars ($5,000) for a purchase by another Shareholder. The balance of the purchase price (if any) for the Stock shall be paid pursuant to the terms of a promissory note issued by the purchaser, bearing interest at a rate equal to the prime rate of interest as of the date of Closing, and requiring four (4) equal quarterly payments of principal and interest such that the note is paid in full by the one-year anniversary of Closing. Such note shall be secured by a pledge of the Stock purchased.

(ii)      for purchases of the Stock of a deceased Shareholder pursuant to Section 4, the Corporation shall deliver cash in an amount equal to the greater of: (a) Two Thousand Five Hundred Dollars ($2,500), or (b) the net amount of any life insurance proceeds collected by the Corporation as a result of the death of the Shareholder, after withholding any taxes payable by the Corporation on such insurance proceeds; however, in no event shall the amount paid by the Corporation exceed the purchase price of the Stock. The balance of the purchase price (if any) for the Stock shall be paid pursuant to the terms of a promissory note issued by the purchaser, bearing interest at a rate equal to the prime rate of interest as of the date of Closing, and requiring four (4) equal quarterly payments of principal and interest such that the note is paid in full by the one-year anniversary of Closing. Such note shall be secured by a pledge of the Stock purchased.

(d)      OBLIGATION TO PURCHASE. If the Corporation is unable lawfully under the Michigan Business Corporation Act (the “DGCL”) to purchase all of the Stock which it is obligated to purchase pursuant to Section 4 or Section 5, it shall proceed to purchase those shares which it is permitted lawfully to purchase under the DGCL, and its obligation to purchase the remaining shares shall be suspended until such time as it is lawfully able to do so. The Corporation shall be obligated to take, to the extent deemed reasonable by the Board of Directors, such actions permitted under the DGCL lawfully to purchase and pay for such shares, including, without limitation, revaluing its assets or using alternative accounting practices and principles. The Shareholders agree to vote their respective shares as may be appropriate or necessary to enable the Corporation lawfully to purchase and pay for all the shares of Stock to be purchased; provided, however, the Shareholders shall not be obligated to personally guaranty such indebtedness or contribute additional capital to the Corporation.

8.      INSURANCE. The Corporation, as applicant, beneficiary and owner, may purchase and maintain life and disability insurance on any or all of the Shareholders in an amount to be determined by the Corporation’s Board of Directors. Upon the death or disability of such Shareholder, the Corporation shall collect the proceeds of such insurance and use the same to purchase such Shareholder’s shares of Stock as provided herein. The Corporation shall retain any remaining proceeds.

9.      LEGEND ON STOCK CERTIFICATE. Upon the execution of this Agreement, the Shareholders shall surrender all of their stock certificates evidencing the Stock to the Corporation for the endorsement thereon of the following legend:

THE CAPITAL STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY SET FORTH IN A SHAREHOLDERS AGREEMENT AMONG THE CORPORATION AND CERTAIN OF ITS SHAREHOLDERS, AS AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION.

After endorsement, the certificates shall be returned to the Shareholders who shall, subject to the terms of this Agreement, be entitled to exercise all rights of ownership of the shares of the Stock. All shares of Stock hereinafter issued by the Corporation to any Shareholder shall bear the same legend.

10.      TERMINATION. This Agreement shall terminate upon (a) the effectiveness of a registration statement filed by the Corporation under the Securities Act of 1933, as amended, as part of a firmly underwritten public offering of the capital stock of the Corporation, (b) the signed written agreement of all of the Shareholders; (c) the adjudication of the Corporation as a bankrupt; (d) the execution by the Corporation of an assignment for the benefit of creditors; (e) the appointment of a receiver for the Corporation; and/or (f) the voluntary or involuntary dissolution of the Corporation.

11.      PERMITTED ESTATE PLANNING TRANSFERS. Notwithstanding anything in this Agreement to the contrary, any Shareholder may, at his/her option, transfer all or any portion of his/her shares of Stock into one or more grantor-type trusts (as defined in Section 671 of the Code) created by him/her for estate planning purposes provided that each such trust shall provide that during his/her lifetime, he/she shall be and remain the sole and exclusive trustee of such trust while competent. The Stock transferred to any trust as permitted by this Section shall be deemed for purposes of this Agreement to be and remain the Stock of the transferor Shareholder, and shall be and remain subject to all of the terms, conditions, limitations and obligations imposed by this Agreement.

12.      NOTICES. All notice requirements and other communications required herein shall be deemed given if in writing and personally delivered or on the third succeeding business day after being mailed by registered or certified mail, return receipt requested, addressed to the last known address of the Shareholder on the stock records of the Corporation, or to the Corporation at 99 Monroe Avenue NW, Grand Rapids, MI 49503, or to such other address as the Shareholder or the Corporation shall request pursuant to a written notice given in accordance with the terms hereof.

13.      BINDING EFFECT. This Agreement shall be binding upon, and inure to the benefit of, the Shareholders and their respective successors, assigns, guardians, heirs and legal representatives.

14.      REMEDIES. The parties hereto acknowledge and agree that transfer of the Stock or any interest therein may result in injury to the parties hereto, and that damages for breach hereof are not readily ascertainable and would not adequately compensate the injured party. As a result thereof, the injured party will be irreparably harmed if this Agreement is not specifically enforced. Therefore, each party hereto shall have the right to an injunction for the specific performance of this Agreement in order to protect the rights and privileges hereunder. The Corporation also may refuse to recognize any purported transferee as a Shareholder and may continue to treat the transferor as the Shareholder for all purposes, including, without limitation, for purposes of dividend and voting rights, until all applicable provisions of this Agreement have been satisfied. These remedies shall, however, be cumulative and not exclusive, and shall be in addition to all the rights of action and remedies which the parties may have under this Agreement or at law or in equity.

15.      ACTION OR DISSENT BY SHAREHOLDER. In the event a Shareholder commences an action for dissolution of the Corporation or other relief under the DGCL or dissents from an action of the Corporation pursuant to the DGCL, the Corporation shall, for a period of ninety (90) days after such an action is served upon the Corporation or election to dissent is filed with the Corporation, have the option to purchase all of the shares of the Stock by giving written notice to the Shareholder of the exercise thereof. The sale by the Shareholder and purchase by the Corporation shall be at the price and upon the terms set forth in Sections 6 and 7 above. The Shareholder hereby agrees that the “fair value” of the Stock in any action seeking relief under the DGCL shall be the purchase price of the Stock as determined under Section 6 above.

16.      CONSTRUCTION. All the clauses of this Agreement are distinct and severable and, if any clause shall be deemed illegal, void or unenforceable, it shall not affect the validity, legality or enforceability of any other clause or provision of this Agreement.

17.      ENTIRE AGREEMENT AND AMENDMENT. This Agreement contains the entire agreement with respect to the matters described herein and is a complete and exclusive statement of the terms thereof and supersedes all previous agreements with respect to such matters, including, without limitation, any prior Shareholders or voting agreement among all or some of the parties hereto and dealing with the same subject matter of this Agreement, none of which shall have any further force or effect. This Agreement may not be altered or modified except by a writing signed by the Corporation and all of the Shareholders. Notwithstanding the foregoing, this Agreement does not supersede, replace, or otherwise modify any provisions of the Articles, and the Shareholders and Stock subject to this Agreement shall be subject in all respects to the terms and conditions of the Articles as well as the terms and conditions of this Agreement. If there is any conflict or inconsistency between the terms and conditions of this Agreement and the Articles, the terms and conditions of this Agreement shall control to the maximum extent permitted by law.

18.      GOVERNING LAW AND DISPUTE RESOLUTION. Michigan law shall govern the construction and enforceability of this Agreement. Because disputes arising in connection with complex agreements are most quickly and economically resolved by an experienced and expert person, the parties agree that claims relating to an alleged breach of this Agreement shall be resolved only by binding arbitration with a single arbitrator before the American Arbitration Association in Grand Rapids, Michigan, pursuant to the then-applicable rules of the American Arbitration Association. The prevailing party shall be entitled to reimbursement of all legal fees and costs reasonably incurred in asserting its rights under the Agreement.

19.      ADDITIONAL SHAREHOLDER. Notwithstanding anything to the contrary contained herein, if the Corporation shall issue additional shares of its preferred stock or Class C Common Stock, any purchaser of such shares of preferred stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed a “Shareholder” hereunder.

20.      COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same instrument.

21.      CAPITALIZATION OF CORPORATION. Kim D. Lavine represents and warrants to the other Shareholders that (a) the information set forth in the capitalization table reflected on the attached Schedule 1 is true, complete, and correct in all respects, and (b) the Corporation has not issued or committed to issue any shares of capital stock, or securities or other rights convertible into or exchangeable for any shares of capital stock, except for the shares of capital stock reflected in the table on the attached Schedule 1. Without limiting any other rights or remedies available to the other Shareholders under applicable law, Kim D. Lavine agrees to indemnify and defend each other Shareholder from any claim or action by any person alleging that any representation or warranty in the preceding sentence is inaccurate in any respect.

22.      COMPOSITION OF BOARD OF DIRECTORS. The Shareholders agree that the initial Board of Directors shall consist of Kim D. Lavine and that the composition of the Board of Directors shall not change until the earlier of (a) the death, Disability Event (as defined in the Articles), or resignation of either of them, or (b) a change to the Board of Directors approved by both of them pursuant to Section 23 below.

23.      RESERVED MATTERS. Notwithstanding anything to the contrary set forth in this Agreement, none of the Shareholders shall vote for, approve, consent to, or take any other action, whether in the capacity of a holder of voting stock, a director, an officer, or in any other capacity, to take or effect, or approve or cause the Corporation to take or effect, any of the actions set forth on the attached Schedule 2 (each, a “Reserved Matter”) without, in each case, the prior written approval of Kim D. Lavine.

25.      RELEASE FROM PERSONAL GUARANTIES. Upon any purchase or repurchase of all of a Shareholder’s Stock pursuant to the provisions of this Agreement, the Corporation and the remaining Shareholders shall take all actions necessary to cause the release of such Shareholder from any and all personal guaranties he or she has provided with respect to any indebtedness of the Corporation or any of its affiliates.

SIGNATURES ON FOLLOWING PAGE

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

The parties have caused this Agreement to be effective as of the day and year first set forth above.

THE CORPORATION:

HEUGENIS INC

By: /s/ Kim D Lavine

Kim D. Lavine
Title:	President & CEO

THE SHAREHOLDERS:

/S/ KIM D. LAVINE

KIM D. LAVINE	CRAIG F. TIGGLEMAN

SCHEDULE I

SHAREHOLDERS

Title of Class	Name and Address of Shareholder	No. of Shares Owned	Percent of Class
Class C Common	Kim D. Lavine 99 Monroe Ave NW Suite 200 Grand Rapids, MI 49503	500,000 Shares	100%
Series A Preferred Shares	Kim D. Lavine 99 Monroe Ave NW Suite 200 Grand Rapids, MI 49503	1,000 Shares	80%
Series A Preferred Shares	Craig F. Tiggleman 99 Monroe Ave NW Suite 200 Grand Rapids, MI 49503	250 Shares	20%

SCHEDULE 2

RESERVED MATTERS

1.

Making any amendment or other modification to any of the terms or conditions of any shares of the Corporation’s capital stock, including (without limitation) increasing or decreasing the number of authorized shares of any class or series of capital stock.

2.

Issuing any shares of capital stock of the Corporation, other than as expressly contemplated by the offering circular for the Corporation’s Class A Common Stock dated October 8, 2018 (the “Offering Circular”).

3.	Amending the Articles or Bylaws of the Corporation.

4.	Causing the Corporation to start any new business not described in the Offering Circular.

5.	Causing the Corporation to acquire or dispose of any material assets other than in the ordinary course of business.

6.	Creating or granting any lien, security interest, or other encumbrance on a material part of the Corporation’s assets.

7.	Appointing, electing, or removing any director of the Corporation (provided that any Shareholder may resign as a director without the consent of any other Shareholder).

8.	Appointing, electing, or removing any officer of the Corporation (provided that any Shareholder may resign as an officer without the consent of any other Shareholder).

9.	Causing the Corporation to borrow any money or otherwise incur any indebtedness, other than trade and accounts payable incurred in the ordinary and usual course of business.

10.

Causing the Corporation to form any subsidiary or acquire shares or equity interests in any other company, entity, or other organization or participate in any partnership or joint venture (incorporated or not).

11.	Causing the Corporation to merge or consolidate with any other company, entity, or other organization.

12.	Causing the Corporation to enter into any arrangement, contract or transaction outside the ordinary course of its business or otherwise than on arm's length terms.

13.

Causing the Corporation to enter into any transaction or arrangement with any Shareholder or any company, entity, or other organization owned or controlled, directly or indirectly, by any Shareholder or any relative of any Shareholder.

14.	Declaring or paying any dividend or distribution on any shares of the Corporation’scapital stock.

15.	Granting or paying, or agreeing to grant or pay, any compensation, benefits, or other compensatory arrangement to any Shareholder or any relative of any Shareholder.

16.	Causing the Corporation to hire, promote, demote, terminate the employment of, or change the title of any Shareholder or relative of any Shareholder.

17.	Causing the Corporation to enter into any material contract or other agreement.

18.	Causing the Corporation to spend or incur any obligation to spend more than an aggregate of $50,000 in any transaction or series of related transactions.

19.	Causing the Corporation to enter into or agree to enter into any transaction or series of related transactions that constitute or will constitute a Liquidation Event (as defined in the Articles).

20.	Causing the Corporation to cancel, terminate, or reduce/diminish coverage under the D&O policy in effect as of the date of this Agreement.

21.	Approving or making any material modification to any budget for the Corporation.

22.	Initiating or settling any litigation or arbitration proceeding involving the Corporation.

EXHIBIT 5: AUDITOR'S CONSENT

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor's Report dated June 15, 2018 relating to the balance sheet of Heugenis Inc. as of February 12, 2018 (inception) and the related notes to the financial statements.

/s/ Artesian CPA, LLC
Denver, CO

October 11, 2018

Artesian CPA, LLC
1624 Market Street, Suite 202 | Denver, CO 80202
p: 877.968.3330 f: 720.634.0905
info@ArtesianCPA.com | www.ArtesianCPA.com